EXHIBIT 10.74
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (the “Agreement”) is entered into as of September 15, 2010 by and among Move Sales, Inc., a Delaware corporation (“Purchaser”); Threewide Corporation, a Delaware corporation (“Threewide”); MSI TC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”); and William Rice, an individual resident of West Virginia, and J. Rudy Henley in his capacity as a manager of West Virginia Capital Management LLC, a West Virginia limited liability company (collectively, the “Equityholders’ Representative”). Purchaser, Threewide, Merger Sub and the Equityholders’ Representative are each referred to herein as a “Party” and collectively as the “Parties”.
RECITALS:
     WHEREAS, the board of directors of each of the Purchaser, Threewide and Merger Sub has approved, and deems it fair, advisable and in the best interests of their respective companies and stockholders to consummate the merger of Merger Sub with and into Threewide upon the terms and subject to the conditions set forth herein (collectively, the “Merger”); and
     WHEREAS, in furtherance of the Merger, the board of directors of each of the Purchaser, Threewide and Merger Sub has approved this Agreement and the transactions contemplated herein upon the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, immediately following the execution of this Agreement, the board of directors of Threewide shall deliver to the Requisite Stockholders this Agreement and the Stockholder Consent, which approves among other things the adoption of this Agreement and the transactions contemplated hereby to be performed by Threewide; and
     WHEREAS, it is the intention of the Parties that, upon consummation of the Merger pursuant to this Agreement, Threewide shall be a wholly-owned subsidiary of the Purchaser.
AGREEMENT:
     In consideration of the Recitals and of the agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1. DEFINITIONS
     As used herein, the following terms shall have the following meanings unless the context otherwise requires:
     “Affiliate” means with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified or one or more Affiliates thereof. For the purposes of this definition, “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

     “Agreement” has the meaning set forth in the introductory paragraph, above.
     “Appraisal Rights” means the rights of stockholders of a corporation in a merger to demand the payment of a fair price for their shares, as determined independently, as set forth in Section 262 of the DGCL.
     “Base Consideration” has the meaning provided in Section 2.3(a).
     “Basket” has the meaning provided in Section 6.2(b).
     “Business” means the business operated by Threewide as of the date of this Agreement.
     “Cap” has the meaning provided in Section 6.2(c).
     “Certificate of Merger” means the certificate of merger in the form attached as Exhibit A.
     “Closing” has the meaning set forth in Section 2.1.
     “Closing Date” has the meaning set forth in Section 2.1.
     “Code” has the meaning set forth in Section 3.9(b).
     “Company Certificate” has the meaning set forth in Section 2.2(e).
     “Continuing Employees” has the meaning provided in Section 5.2.
     “DGCL” means the Delaware General Corporation Law.
     “Disclosure Schedules” has the meaning set forth in Section 3.
     “Dissenting Shares” has the meaning provided in Section 2.7.
     “Effective Time” has the meaning provided in Section 2.2(b).
     “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).
     “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).
     “Employment Agreements” means the Employment Agreement between Threewide and Luke Glass in the form attached hereto as Exhibit G-1 executed on the date hereof to be effective upon the Closing; the Employment Agreement between Threewide and Mark T. Wise in the form attached hereto as Exhibit G-2 executed on the date hereof to be effective upon the Closing; the Employment Agreement between Threewide and Rob Reid in the form attached hereto as Exhibit G-3 executed on the date hereof to be effective upon the Closing; and the Employment Agreement between Threewide and Celeste Starchild in the form attached hereto as Exhibit G-4 executed on the date hereof to be effective upon the Closing.
     “Equityholder” means a Stockholder or a Warrantholder. “Equityholders” means, collectively, the Stockholders and Warrantholders.

     “Equityholders’ Representative” has the meaning provided in the introductory paragraph.
     “ERISA” has the meaning set forth in Section 3.16(b).
     “Escrow Agreement” shall have the meaning set forth in Section 2.4(a)(i).
     “Escrow Agent” shall mean U.S. Bank N.A.
     “Escrow Amount” has the meaning set forth in Section 2.4(a)(i).
     “Expenses Cap” has the meaning set forth in Section 2.3(a)(iii).
     “Expenses Holdback” has the meaning provided in Section 2.4(a)(ii).
     “Expenses Payment” has the meaning provided in Section 2.4(c)(ii).
     “GAAP” means United States generally accepted accounting principles, as in effect from time to time.
     “Governmental Entity” means: (i) any national government, political subdivision thereof or local jurisdiction therein; (ii) any instrumentality, board, commission, court or agency of any of the foregoing, however constituted; and (iii) any association, organization or institution of which any of the foregoing is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participant.
     “Indemnified Party” has the meaning set forth in Section 6.3(a).
     “Indemnifying Party” has the meaning set forth in Section 6.3(a).
     “Intellectual Property” means all formulas, trade secrets, trademarks, trade names, domain names, codes, patents, copyrights, inventions and discoveries that are being used by Threewide, are owned or licensed by Threewide, or are registered or filed in the name of Threewide (whether exclusively, jointly with another Person, or otherwise), including any and all recipes, formulas or inventions in process (whether or not reduced to practice) or any patent or trademark applications filed by Threewide.
     “Letter of Transmittal” has the meaning provided in Section 2.5(a).
     “Management Carveout” has the meaning provided in Section 2.3(a).
     “Material Adverse Change” or “Material Adverse Effect” means any event, circumstance, development, change or effect that has had or could have a material adverse effect on the business, condition (financial or otherwise), properties, assets, liabilities, prospects or results of operations of Threewide.
     “Merger” has the meaning provided in the first recital.
     “Merger Consideration” has the meaning provided in Section 2.3(a).

     “Merger Sub” has the meaning provided in the introductory paragraph.
     “Option Payment” has the meaning provided in Section 2.6(a).
     “Option Termination Agreements” means the Option Termination Agreements between Threewide and the holders of the options to acquire Stock in the form attached hereto as Exhibit H.
     “Parties” or “Party” shall mean Merger Sub, Threewide, and Purchaser or any of them.
     “Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Entity.
     “Pro Rata Share” means the amounts and percentages set forth on Exhibit B.
     “Purchaser” has the meaning set forth in the introductory paragraph.
     “Purchaser Indemnified Parties” has the meaning provided in Section 6.2(a).
     “Requisite Stockholders” shall mean the holders of at least: (a) a majority of Threewide’s issued and outstanding common stock (including the preferred stock on an as-converted basis), (b) a majority of Threewide’s issued and outstanding Series A Preferred Stock, (c) a majority of Threewide’s issued and outstanding Series A-1 Preferred Stock, (d) two-thirds of Threewide’s issued and outstanding Series B Preferred Stock, and (e) two-thirds of Threewide’s issued and outstanding Series C Preferred Stock (including such stock as may be purchased by the exercise of any Warrant).
     “Stock” means the capital stock, of any class, of Threewide.
     “Stockholder” means the holder of any Stock. “Stockholders” means, collectively, the holders of any Stock.
     “Stockholder Consent” means the stockholder consent in the form attached hereto as Exhibit I.
     “Stock Option Plan” means the Threewide 2001 Stock Option Plan, as amended, attached hereto as Exhibit D.
     “Surviving Corporation” has the meaning provided in Section 2.2(a).
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, when computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.
     “Third-Party Claim” has the meaning set forth in Section 6.3(c).
     “Threewide” has the meaning set forth in the introductory paragraph.
     “Threewide Financials” has the meaning set forth in Section 3.5.
     “To Threewide’s knowledge” and similar phrases shall mean the actual knowledge of Luke Glass, Mark Wise, Rob Reid, Celeste Starchild, the Equityholders’ Representative and each member of Threewide’s board of directors (where the actual knowledge of each of such persons is imputed to all other of such persons), who, for the avoidance of doubt, are listed on Schedule 3.2(c).
     “Transaction Expenses” means fees, costs, and expenses incurred pursuant to the transactions contemplated by this Agreement, including, but not limited to, the fees and expenses of legal counsel, accountants, investment bankers, consultants and other experts.
     “Warrants” means the warrants to acquire any Stock.
     “Warrantholder” means the holder of any Warrants. “Warrantholders” means, collectively, the holders of any Warrants.
2. MERGER
     2.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at Threewide’s offices at 2 p.m. on September 20, 2010 or such other date as the Parties may mutually agree on which all conditions precedent to the Closing described in Section 7 are met or waived (the date of the Closing is referred to herein as the “Closing Date”).
     2.2 The Merger.
          (a) At the Effective Time, and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger and the applicable provisions of the DGCL, Merger Sub shall be merged with and into Threewide and the separate corporate existence of Merger Sub shall cease, and Threewide shall continue as the surviving corporation under the laws of the State of Delaware (the “Surviving Corporation”).
          (b) The Merger shall become effective when: (i) the Closing has occurred; and (ii) the Certificate of Merger, executed in accordance with the DGCL, is duly filed with the Secretary of State of Delaware, or such time as the Parties may agree and specify in the Certificate of Merger (such time of effectiveness, the “Effective Time”).
          (c) From and after the Effective Time, the Merger shall have the effects provided for in Section 259 of the DGCL.

          (d) From and after the Effective Time: (i) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be Threewide Corporation and the provision in the certificate of incorporation of Merger Sub naming its incorporator shall be omitted) until thereafter amended as provided by law and such certificate of incorporation; (ii) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, by the certificate of incorporation of the Surviving Corporation or by such bylaws; and (iii) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified.
          (e) At the Effective Time, by virtue of the Merger and without any further action by the Parties, each share of Stock issued and outstanding immediately prior to the Effective Time and each Warrant issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a portion of the Merger Consideration as set forth in this Agreement upon surrender of the certificate or agreement formerly representing such shares of Stock or Warrants (each a “Company Certificate”), payable at the times and in the manner, and subject to the terms and conditions, provided in this Agreement. All such converted Stock and Warrants, when so converted, shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of any Stock or Warrants shall cease to have any rights with respect to any Company Certificate except the right to receive a portion of the Merger Consideration therefor, without interest, following the surrender of such Company Certificate in accordance with this Agreement.
     2.3 Consideration.
          (a) The total consideration to be paid in connection with the transactions contemplated by this Agreement shall be equal to $13,000,000 (the “Base Consideration”), as increased or decreased on a dollar-for-dollar basis for the cumulative net adjustments required by the following (as adjusted, the “Merger Consideration”):
          i. The Merger Consideration shall be decreased by the Option Payment, which amount shall be payable to certain members of Threewide’s management team pursuant to Section 2.9;
          ii. The Merger Consideration shall be decreased by $994,863.31 (the “Management Carveout”), which amount shall also be payable to certain members of Threewide’s management team pursuant to Section 2.9; and
          iii. The Merger Consideration shall be increased by the amount of Threewide’s Transaction Expenses that have not been paid by Threewide prior to Closing, which are to be set forth on Schedule 2.9(e) to be delivered at Closing, which such amount shall not exceed $100,000 less the amount of Threewide’s

Transaction Expenses paid by it prior to Closing, which amount shall also be set forth on Schedule 2.9(e) (the “Expenses Cap”).
          (b) On the Closing Date, each share of Stock and each Warrant shall be converted such that, at the Effective Time, each Equityholder shall be entitled to receive such Equityholder’s Pro Rata Share of the Merger Consideration (less the amount of the Holdbacks) by bank check or wire transfer in accordance with the terms and conditions of this Agreement. The Holdbacks will be applied as set forth in Section 2.4(a). Each Equityholder’s Pro Rata Share of the Merger Consideration and the Holdbacks shall be calculated in accordance with the methodology set forth on Exhibit B, provided, however, that if there are any Dissenting Shares, the percentages on Exhibit B shall be recalculated as if such Dissenting Shares did not exist. At the Closing, Threewide shall deliver to Purchaser Exhibit B updated as of the Closing, and, in paying the Equityholders’ Pro Rata Shares of the Merger Consideration, Purchaser shall be entitled to rely upon the calculations and amounts set forth on such updated Exhibit B without any investigation or independent review.
          (c) Each issued and outstanding share of common stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.
     2.4 Escrow and Holdbacks.
          (a) Purchaser shall withhold payment of a portion of the Merger Consideration and apply it as follows (collectively, the “Holdbacks”):
          i. On the Closing Date, Purchaser shall deposit an amount equal to $3,000,000 (the “Escrow Amount”) with the Escrow Agent in the form of a wire transfer of immediately available funds into an account designated prior to the Closing, to be held and disbursed pursuant to the terms and provisions of the Escrow Agreement attached hereto as Exhibit C (the “Escrow Agreement”); and
          ii. An amount equal to $100,000 for payment or reimbursement of the Equityholders’ Representative’s expenses incurred in connection with his duties under this Agreement (the “Expenses Holdback”). The Expenses Holdback will be paid to the Equityholders’ Representative in the form of a wire transfer of immediately available funds into an account designated prior to the Closing.
          (b) Each Stockholder (except to the extent such Stockholder’s shares are Dissenting Shares) and Warrantholder shall be deemed to have contributed to the Holdbacks pro rata in an amount equal such Equityholder’s Pro Rata Share thereof. Stockholders holding Dissenting Shares shall not be deemed to have contributed to the Holdbacks to the extent related to such Dissenting Shares.
          (c) Each Equityholder’s Pro Rata Share shall be available from time to time, as follows:
          i. In respect of the Escrow Amount, to satisfy any indemnification obligations pursuant to Section 6, including without limitation any underlying claims in respect of any Appraisal Rights and any other costs directly attributable to such claims (an “Indemnity Payment”). Except as specifically set forth in Section 6, any Indemnity Payments shall be satisfied solely by reducing each Equityholder’s Pro Rata Share in respect of the Escrow Amount by an amount equal to the Equityholder’s Pro Rata Share of such Indemnity Payment, to the extent such resulting amount does not exceed such Equityholder’s Pro Rata Share in respect of the Escrow Amount.
          ii. In respect of the Expenses Holdback, to pay for or reimburse the Equityholders’ Representative for his expenses incurred in connection with his duties under this Agreement (each, an “Expenses Payment”). Any Expenses Payments shall be satisfied solely by reducing each Equityholder’s Pro Rata Share in respect of the Expenses Holdback by an amount equal to such Equityholder’s Pro Rata Share of such Expenses Payment, to the extent such resulting amount does not exceed such Equityholder’s Pro Rata Share in respect of the Expenses Holdback. Once the Equityholders’ Representative has determined that no more Expenses Payments will be paid, then the Equityholders’ Representative will distribute all Equityholders’ Pro Rata Shares in respect of the remaining Expenses Holdback.
          (d) The balance, if any, of the Equityholders’ Pro Rata Shares in respect of the Escrow Amount shall be released and paid over to the Equityholders’ Representative for distribution to the Equityholders in accordance with the Escrow Agreement (for the avoidance of doubt, only Warrantholders and Stockholders who have irrevocably forgone or lost their Appraisal Rights will be entitled to share in such distribution).
     2.5 Exchange of Certificates.
          (a) Immediately following the execution of this Agreement and in no event more than three days after the date hereof, the Equityholders’ Representative shall obtain from (i) the Requisite Stockholders, (A) the Stockholder Consent in accordance with the applicable provisions of the DGCL (including Sections 228 and 251 of the DGCL) and executed by the Requisite Stockholders, (B) an executed letter of transmittal in the form attached hereto as Exhibit J (a “Letter of Transmittal”), and (C) the Company Certificates representing all of the shares of Stock held by the Requisite Stockholders, and (iii) the Warrantholders, (A) an executed Letter of Transmittal and (B) the Company Certificates representing all of the Warrants held by the Warrantholders. As soon as reasonably practicable following the Closing Date, Threewide shall mail, fax, send electronically or send by overnight courier to each holder of record of one or more shares of Stock (not otherwise obtained pursuant to the previous sentence) a Letter of Transmittal.
          (b) Following the Closing (or at the Closing, in the case of the Requisite Stockholders and the Warrantholders) and surrender of a Company Certificate representing the shares of Stock held by a Stockholder and/or the Warrants held by a Warrantholder, together with a Letter of Transmittal, duly executed, the holder of the Stock and/or Warrants represented by such Company Certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration into which such Stock and/or Warrants shall have been converted pursuant to this Section 2, and the Company Certificate so surrendered to the Surviving Corporation shall be cancelled. If payment of such portion of the Merger Consideration is to be made to a Person other than the Person in whose name such Company Certificate is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the portion of the Merger Consideration to a Person other than the registered holder of the Stock and/or Warrant or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. In the event that any Company Certificate shall have been lost, stolen or destroyed, the Purchaser shall pay in exchange therefor, upon making of an affidavit of that fact by the holder thereof in form and substance acceptable to the Purchaser, the portion of the Merger Consideration due in respect of such Stock and/or Warrant that is payable pursuant to this Agreement; provided, however, that the Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the delivery of a suitable indemnity agreement by the owner of such lost, stolen or destroyed Company Certificate, and may at its option require the indemnity to be secured by a bond in form and substance satisfactory to Purchaser.
          (c) The Purchaser may pay over to the Surviving Corporation any portion of the Merger Consideration remaining 180 days after the Effective Time, and thereafter all former Equityholders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their Company Certificates. None of the Purchaser, Merger Sub or the Surviving Corporation shall be liable to any Equityholder for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. On the date hereof, the stock transfer books of Threewide shall be closed to transfers of Stock and exercise of Warrants outstanding immediately prior to the date hereof, and thereafter there shall be no further registration of transfers of such Stock or exercise of Warrants on the records of Threewide, unless this Agreement is terminated.
     2.6 Stock Options and Warrants.
          (a) All outstanding options to acquire Stock pursuant to the Stock Option Plan outstanding as of the date hereof are set forth on Exhibit D (along with a copy of the Stock Option Plan). At the Closing, such options shall be terminated and Threewide shall pay the amounts therefor set forth on Exhibit D (the “Option Payment”) in consideration for the termination of such options in accordance with and pursuant to the Option Termination Agreements.
          (b) All Warrants outstanding as of the date hereof are set forth on Exhibit E. At the Closing, the Warrants shall be converted into the right to receive a portion of the Merger Consideration (less the amount of the Holdbacks) as set forth on Exhibit B. The Holdbacks will be applied as set forth in Section 2.4(a).
     2.7 Appraisal Rights and Dissenting Shares. Immediately following the Closing but in any event within 10 days of the Closing Date, the Surviving Corporation shall mail, fax, send electronically or send by overnight courier the Appraisal Rights Notice in the form attached hereto as Exhibit K in accordance with Section 262 of the DGCL and a Letter of Transmittal to each of the Stockholders other than the Requisite Stockholders who executed and delivered the Stockholder Consent. Any holder of Stock issued and outstanding immediately prior to the Effective Time with respect to which Appraisal Rights, if any, are available by reason of the Merger pursuant to Section 262 of the DGCL (“Dissenting Shares”), and have been perfected by such Stockholder, shall be entitled to receive only such rights as are granted under Section 262 of the DGCL and shall not be entitled to receive any portion of the Merger Consideration unless such Stockholder effectively withdraws or loses its Appraisal Rights under the DGCL. If any such holder effectively withdraws or loses such Appraisal Rights under the DGCL, such Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive that portion of the Merger Consideration due to such holder pursuant to this Agreement. Subject to the terms of Section 6.2, any payments made with respect to Dissenting Shares, or any costs incurred in connection with Dissenting Shares, that would be payable or reimbursable out of the Escrow Amount shall be made or incurred solely by the Surviving Corporation with the consent of the Equityholders’ Representative, which shall not be unreasonably withheld.
     2.8 Withholding Rights. The Purchaser (and after the Effective Time, the Surviving Corporation) shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local, or any foreign, Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by the Purchaser (or Threewide), such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Equityholder in respect of which the Purchaser (or Threewide) made such deduction and withholding.
     2.9 Certain Events at the Closing. At the Closing, in addition to such other actions as may be provided for herein:
          (a) Purchaser shall deliver, to the Stockholders who have executed and delivered the Stockholder Consent and have executed and delivered a Letter of Transmittal and the Company Certificates in accordance with Section 2.5 and the Warrantholders who have executed and delivered a Letter of Transmittal and the Company Certificates in accordance with Section 2.5, an amount equal to such Equityholders’ Pro Rata Share of the Merger Consideration (less such Equityholders’ Pro Rata Share of the Holdbacks) in accordance with the provisions of this Agreement and the amounts set forth on Exhibit B;
          (b) Purchaser shall deliver to the Escrow Agent an amount equal to the Escrow Amount for further payment in accordance with the provisions of this Agreement and the Escrow Agreement;
          (c) Purchaser shall deliver to the Equityholders’ Representative an amount equal to the Expenses Holdback for further payment in accordance with the provisions of this Agreement;

          (d) Threewide shall pay the Management Carveout and Option Payment, subject to tax and other customary withholdings, to certain members of Threewide’s management team as set forth on Exhibit F attached hereto;
          (e) Threewide shall deliver Schedule 2.9(e) setting forth Threewide’s Transaction Expenses;
          (f) Purchaser shall deliver to Threewide the certificate required to be provided by it in Section 7.1(d);
          (g) The Employment Agreements shall become effective;
          (h) Purchaser, Threewide, the Equityholders’ Representative and the Escrow Agent shall enter into the Escrow Agreement;
          (i) Threewide shall deliver to Purchaser fully executed Option Termination Agreements; and
          (j) The Parties shall file the Certificate of Merger.
3. REPRESENTATIONS AND WARRANTIES BY THREEWIDE
     Threewide represents and warrants to the Purchaser and Merger Sub that the statements contained in this Section 3 and as set forth in the disclosure schedules delivered by Threewide to the Purchaser and Merger Sub on the date hereof (the “Disclosure Schedule”) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3). The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.
     3.1 Capitalization.
          (a) Threewide’s authorized capital stock consists of the classes and shares of capital stock listed on Schedule 3.1(a) hereto, of which the number of shares of capital stock listed on Schedule 3.1(a) hereto are issued and outstanding. All outstanding shares of such capital stock are held of record and beneficially as set forth on Schedule 3.1(a) hereto.
          (b) All of the issued and outstanding shares of the Stock have been duly and validly issued and are fully paid and nonassessable.
          (c) Except as set forth on Schedule 3.1(c) hereto, there are no outstanding warrants, options, conversion privileges, preemptive rights, voting agreements or similar arrangements, or other rights or agreements to purchase or otherwise acquire or issue any equity securities of Threewide.
          (d) Except as set forth on Schedule 3.1(d) hereto, there is no right of first refusal option or other restriction on transfer applicable to any of the shares of the Stock.

          (e) Except as set forth on Schedule 3.1(e) hereto, Threewide does not have outstanding any stock appreciation rights or other rights granting to any Person the right to be paid money or other property based on the value of the securities of Threewide.
          (f) Except as set forth on Schedule 3.1(f) hereto, there are no agreements, restrictions, or understanding to which Threewide is a party with respect to the sale, transfer, or voting of any shares of the Stock.
     3.2 Organization and Good Standing.
          (a) Threewide is: (i) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted; and (ii) is duly qualified to operate its business, and is in good standing, in each jurisdiction where the ownership of property or the conducting of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.
          (b) Threewide has made available to Purchaser for its review and examination complete and accurate copies of Threewide’s Certificate of Incorporation and Bylaws, each as amended through the date hereof, the minutes of all of Threewide’s directors’ and stockholders’ meetings through the date hereof, and Threewide’s stock transfer book, as updated through the date hereof, the Warrants, and all option agreements to acquire any shares of the Stock.
          (c) Schedule 3.2(c) hereto lists all current officers and directors of Threewide as of the date hereof.
     3.3 Subsidiaries. Threewide does not currently own, have any investment in, or control, directly or indirectly, any subsidiaries, associations or other business entities; and is not a participant in any joint venture or partnership.
     3.4 Authority, Approval and Enforceability.
          (a) Threewide has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and, upon the execution and delivery of the Stockholder Consent by the Requisite Stockholders, all corporate action of Threewide necessary for such execution, delivery and performance has been duly taken. Complete and correct copies, certified by the Secretary or Assistant Secretary of Threewide, of the resolutions adopted by the Board of Directors, authorizing and ratifying the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, have been delivered to the Purchaser.
          (b) Except as provided in Schedule 3.4(b), the execution and delivery by Threewide of this Agreement and the agreements related hereto do not, and the performance and consummation of the transactions contemplated by this Agreement and the agreements related hereto will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the giving of notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of Threewide’s Certificate of Incorporation or Bylaws, each as amended through the date hereof, or any statute, rule, regulation, judicial or governmental decree, order or judgment, or any of the agreements set forth on Schedule 3.11 or Schedule 3.15(a), or any agreement related to any item set forth on Schedule 3.16(b) or Schedule 3.16(c).
          (c) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental body is required for the consummation by Purchaser and Threewide of the transactions contemplated by this Agreement.
          (d) Upon due execution and delivery by the parties hereto, this Agreement and the agreements related hereto will each be legal, valid, and binding obligations of Threewide, enforceable against Threewide in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.
     3.5 Financial Statements; Books of Account. An unaudited balance sheet of Threewide as of July 31, 2010 and the related statements of income and cash flows for the seven month period then ended and a scheduling of the liabilities, receivables, and fixed assets included thereon (collectively the “Threewide Financials”) are included on Schedule 3.5 hereto. The Threewide Financials have been prepared in accordance with GAAP (except for the omission of certain footnotes) applied on a consistent basis throughout the periods involved. Except as set forth on Schedule 3.5 hereto, the books of account of Threewide reflect actual transactions as of the dates shown thereon and provide a true and correct representation of substantially all items of income and expenses, and substantially all assets, liabilities and accruals of Threewide. The Threewide Financials fairly present in all material respects the financial position, results of operations, and cash flows of Threewide covered thereunder as of the date thereof and for the periods covered thereby.
     3.6 Material Changes. Except as set forth in Schedule 3.6, since July 31, 2010, there has not been with respect to Threewide any:
          (a) Material Adverse Change in its financial condition from that shown on the Threewide Financials;
          (b) Damage or loss, whether covered by insurance or not, materially and adversely affecting its business, property, assets or prospects;
          (c) Other event or condition materially and adversely affecting its results of operations or business or financial condition or prospects taken as a whole or any event (not applicable to the economy or industry generally) which could have such an effect.
          (d) Operation of the Business outside of the ordinary course;
          (e) Violation of any law applicable to Threewide,
          (f) Amendment, modification or supplement its organizational documents;
          (g) Split, combination or reclassification of any of its capital stock or equity interests or issue or authorize the issuance of any securities in respect of, in lieu of, or in substitution of its capital stock or equity interests or repurchase, redemption or other acquisition any of its capital stock or equity interests, except as expressly contemplated by this Agreement;
          (h) Delay or postponement of payment of accounts payable or other liabilities or obligations or acceleration of the collection of accounts receivable, or write-downs of the value of any asset or write-offs of any accounts or notes receivable as uncollectible;
          (i) Entrance into, termination of, amendment to or other modification or waiver of any of the terms of, any (i) agreement set forth on Schedule 3.15(a), (ii) employment agreement, (iii) real estate lease, or (iv) agreement between or among Threewide, on the one hand, and any Equityholder, director, or officer of Threewide or any Affiliate of any of the foregoing, on the other hand;
          (j) (i) Adoption, amendment, modification or termination of any bonus, profit-sharing, incentive, severance or other benefit plan, contract or commitment for the benefit of any employee; (ii) increase of the compensation or other benefits payable or provided to any employee; or (iii) granting of any equity or equity based awards;
          (k) Making or changing of any Tax election, changing of an annual accounting period, adopting or changing of any accounting method with respect to Taxes, filing of any amended Tax return, entrance into any closing agreement, settling or compromising of any proceeding with respect to any Tax claim or assessment relating to Threewide, surrendering of any right to claim a refund of Taxes, consenting to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Threewide, or taking of any other similar action relating to the filing of any Tax return or the payment of any Tax;
          (l) Declaration, setting aside, making or payment of any dividend or other distribution in respect of capital stock or equity interests of Threewide;
          (m) Sale, assignment, license, pledge, transfer or disposition of, or granting or taking of any action that has created a lien on any assets, rights or properties, except for the sale of inventory to customers in the ordinary course of business consistent with past practice;
          (n) Acquisition (by way of merger, consolidation or acquisition) of the equity interests or assets of any Person, or acquisition of direct or indirect control of any interest in any Person or the right to acquire any stock or interest in any other Person or in any business, or entrance into any joint venture, partnership or similar arrangement;
          (o) (i) Distribution of any cash to any Equityholder or officer or director of Threewide except in the ordinary course of business consistent with past practice or (ii) making any commitment for any capital expenditures in excess of $5,000 for any individual commitment or $10,000 in the aggregate;
          (p) Incurrence or guarantee of any indebtedness, issuance or sale of any debt securities or warrants or other rights to acquire debt securities, or entrance into any arrangement having the economic effect of any of the foregoing;

          (q) Payment of or agreement to pay in settlement, or compromise or waiver of any rights under or pursuant to, any litigation, arbitration, investigation or other proceeding relating to Threewide;
          (r) Change of the accounting methods or accounting practices followed by Threewide or change of the depreciation or amortization policies or rates;
          (s) Cancellation or termination of any insurance policy or causing any of the coverage thereunder to lapse;
          (t) Granting of any registration rights with respect to the equity interests of Threewide;
          (u) Institution of any general layoff of employees or implementation of any early retirement plan or announcement of the planning of such a program; or
          (v) Entrance into any agreement or committing to take any of the types of actions described in any of subsections (a) through (u) above.
     3.7 Accounts Receivable.
          (a) All accounts receivable reflected on the Threewide Financials are bona fide, arose from valid sales in the ordinary course of business in the aggregate amount thereof and, to Threewide’s knowledge, are collectible in full, except to the extent of the reserve therefor on such financials. Schedule 3.7(a) contains a complete and accurate report showing all accounts receivable of Threewide outstanding as of the date of the Threewide Financials, together with an accurate aging of such accounts.
          (b) None of Threewide’s accounts receivable is subject to any lien or claim of offset, setoff or counterclaim and Threewide does not have any knowledge of any facts or circumstances that would give rise to any such lien or claim. Except as disclosed on Schedule 3.7(b), there are no accounts receivable which are contingent upon the performance by Threewide of future services.
     3.8 No Undisclosed Liabilities. Threewide has no debts, liabilities or claims against it, contingent or otherwise, which would be of a nature required to be reflected in a balance sheet prepared in accordance with GAAP which are material individually or in the aggregate and which are not shown or fully provided for on the Threewide Financials, except debts, liabilities and claims incurred in the ordinary course of business since the date of the Threewide Financials which are not material in the aggregate. The applicable reserves reflected on the Threewide Financials are sufficient for payment of all claims, asserted and unasserted, of customers to which Threewide has sold products or provided services through such date. All products and services provided to customers by Threewide have complied in all material respects with all requirements binding upon Threewide, whether by law, regulation, agreement or otherwise.

     3.9 Taxes.
          (a) Except as set forth on Schedule 3.9(a), all federal, state, local and foreign Tax returns and reports required to be filed to date, and which are properly open for examination under applicable statutes of limitation, with respect to the operations of Threewide have been accurately prepared and duly filed, and all Taxes shown as payable on such returns and reports have been paid when due, including, without limitation income, withholding, payroll, sales and use, and real and personal property taxes. Except as set forth on Schedule 3.9(a) hereto: (i) Threewide has not executed or filed with any Taxing authority any agreement extending the period for assessment or collection of any Tax to a date subsequent to the date hereof; (ii) no issue has been raised by any federal, state, local or foreign Taxing authority in connection with an audit or examination of the Tax returns, business or properties of Threewide that has not been settled or resolved; (iii) there is no pending claim, asserted deficiency or assessment for additional Taxes which has not been paid, nor is there any basis for the assertion of any such claim, deficiency or assessment; (iv) no material special charges, penalties or fines have ever been asserted against Threewide with respect to payment of or failure to pay any Taxes; (v) the provision for Taxes shown on the Threewide Financials is sufficient for payment of all unpaid federal, state, local and foreign Taxes (whether asserted or unasserted) incurred by Threewide through such date.
          (b) Threewide has not filed any consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or been subject to any actual or deemed election under Section 338 of the Code.
     3.10 Properties and Inventories.
          (a) Threewide has good and marketable title to, valid leasehold interests in or other valid right to use all of the material assets used in its operations or necessary for the conduct of its business, free and clear of any material mortgages, pledges, security interests, licenses, encumbrances, restrictions or adverse claims, except for the lien of Taxes not yet due and payable. Schedule 3.10(a) contains a description and the location of any such material assets that are not in the possession of Threewide or that are located other than on Threewide’s premises in Morgantown, West Virginia.
          (b) All of Threewide’s material assets are adequate and suitable for the purposes for which they are presently being used. Except for those items listed on Schedule 3.10(b) or assets subject to leases listed on Schedule 3.15(a), there are no items of equipment, machinery or other tangible assets of Threewide that are not currently being used in its business that are reflected on the Threewide Financials.
          (c) There has not occurred, except for those items listed on Schedule 3.10(c), since the date of the Threewide Financials, any transfer of title other than in the ordinary course of business, any abandonment, any material pilferage or any material loss with respect to any material property or equipment of Threewide.
     3.11 Real Property. Threewide has no interests in real property other than leasehold interests. Schedule 3.11 identifies all real property leased by Threewide. Threewide has enforceable leasehold interests in all property shown on Schedule 3.11. The facilities of Threewide (i) do not encroach on the property of others, (ii) conform in all material respects with all applicable ordinances, regulations and zoning laws and (iii) are in good repair, reasonable wear and tear excepted. Threewide has not subleased, licensed, or otherwise granted any third party the right to use or occupy any real property leased by Threewide.
     3.12 Environmental Matters. Threewide has complied in all material respects with any and all applicable statutes, rules and regulations in effect regarding the environment including, without limitation, statutes, rules and regulations regarding the production, handling, treatment and disposal of toxic chemicals and hazardous waste.
     3.13 Health and Safety Matters. Threewide has complied in all material respects with any and all applicable health and safety statutes, rules and regulations of state, local and federal authorities in effect.
     3.14 Insurance. Schedule 3.14 identifies all policies of insurance now in effect covering the assets, properties and business of Threewide and all products liability and life insurance policies maintained by Threewide. Threewide has made available a true and accurate copy of each of the policies listed on Schedule 3.14 to Purchaser. Threewide has not committed an act or omission which might invalidate any of such policies in whole or in part.
     3.15 Purchase, Sale and Other Agreements.
          (a) Except as set forth on Schedule 3.15(a), Threewide is not a party or subject to any oral or written:
          i. agreement (or group of related agreements) for the purchase or sale of materials, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which involve consideration in excess of $25,000;
          ii. agreement concerning a partnership or joint venture;
          iii. agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed an Encumbrance on any of its assets, tangible or intangible;
          iv. agreement with any multiple listing service regarding access to any data of any such multiple listing service;
          v. agreement with any third-party regarding distribution and/or syndication of the data of any multiple listing service, real estate broker, or real estate agent;
          vi. material agreement concerning confidentiality or noncompetition;

          vii. profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;
          viii. collective bargaining agreement;
          ix. agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;
          x. agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;
          xi. agreement under which the consequences of a default or termination could have a Material Adverse Effect; or
          xii. other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.
          (b) A complete and accurate copy of each written agreement and other document identified on Schedule 3.15(a) has been made available to Purchaser. To Threewide’s Knowledge, each agreement or arrangement identified on Schedule 3.15(a) is, except to the extent fully performed at the date hereof, in full force and effect and valid and binding in accordance with its terms in all material respects except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general equity principles and to limitations on availability of equitable relief, including specific performance. Except as set forth on Schedule 3.15(b), to Threewide’s Knowledge, no party to any such contract, agreement or arrangement is in material default under, or intends to cancel, withdraw, modify or amend, any such contract, agreement or arrangement.
          (c) Except as set forth on Schedule 3.15(c), Threewide has performed all material obligations required to be performed by it on or prior to the date hereof under each material contract, obligation, commitment, agreement, undertaking, arrangement or lease referred to in this Agreement or in any exhibit hereto. Threewide has not received any notice that it is in default thereunder, nor, to Threewide’s Knowledge, is there any basis for a default.

     3.16 Trademarks, Patents and Other Intellectual Property Rights.
          (a) Threewide has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties. Threewide has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Threewide must license or refrain from using any Intellectual Property rights of any third party). To Threewide’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of Threewide.
          (b) Schedule 3.16(b) identifies each patent or registration which has been issued to Threewide with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Threewide has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which Threewide has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Threewide has made available to the Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Schedule 3.16(b) also identifies each material trade name or unregistered trademark used by Threewide in connection with any of its businesses. With respect to each item of Intellectual Property identified in Schedule 3.16(b): (i) Threewide possesses all right, title, and interest in and to the item, free and clear of any encumbrance, license, or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Threewide’s Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item.
          (c) Schedule 3.16(c) identifies each material item of Intellectual Property that any third party owns and that Threewide uses pursuant to license, sublicense, agreement, or permission. Threewide has made available to the Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of Intellectual Property required to be identified in Schedule 3.16(c): (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; (iii) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and (iv) Threewide has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.
          (d) Threewide has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Intellectual Property, including: (i) obtaining an appropriate non-disclosure agreement prior to disclosing any trade secrets to a third party; and (ii) imposing restrictions on unauthorized copying, unauthorized sale or transfer, recompilation, disassembly or reverse-engineering and other industry-standard restrictions on use prior to providing a third party with access to Intellectual Property.

     3.17 Employees and Consultants.
          (a) Schedule 3.17(a) identifies all currently effective consulting and employment agreements and other material agreements, either oral or written, with individual consultants or employees to which Threewide is a party. Complete and accurate copies of all such written agreements and summaries of all oral agreements have been made available to Purchaser. Also shown on Schedule 3.17(a) are the name of each officer, employee and agent of Threewide and each such person’s present rate of regular compensation and bonus payments related to the fiscal year ending December 31, 2010. No current officer, manager or key employee of Threewide has notified Threewide of an intention to terminate employment or to seek a material change in his terms of employment. Except as set forth on Schedule 3.17(a) no employee of Threewide has accrued more than three weeks of paid vacation.
          (b) Except as specifically disclosed on Schedule 3.17(b), Threewide is not a party to any pension, retirement, profit sharing, savings, bonus, incentive, deferred compensation, group health insurance or group life insurance plan or obligation, employee welfare benefit plan, or collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees’ association or similar organization. With respect to each plan described on Schedule 3.17(b), Threewide has made available to Purchaser complete and accurate copies of the plan, the Internal Revenue Service determination letter, if any, all plan applications and amendments, the most recent plan actuarial reports and all reports of or regarding such plan required by the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued thereunder (“ERISA”). With respect to each plan, if any, which is subject to ERISA, Threewide has properly prepared and timely filed all governmental reports and has properly and timely posted or distributed all notices and reports to employees required to be filed, posted or distributed with respect to such plan. No prohibited transaction has occurred with respect to any such plan which is subject to ERISA, nor is there any pending or, to Threewide’s Knowledge, threatened assertion of the occurrence of any such transaction.
          (c) Threewide has not received any documentation relating to union activities, including but not limited to, correspondence or orders from the National Labor Relations Board and any state labor relations agencies or organizations, and there are currently no agreements with any unions and no strikes or labor disputes pending or, to Threewide’s Knowledge, threatened by any of the employees of Threewide.
          (d) Threewide has complied in all material respects with all applicable laws or regulations relating to the employment of labor. Threewide has withheld all amounts required by law or agreement to be withheld from its employees for the payment of any Tax or contribution.
          (e) There are no currently outstanding loans from Threewide to any officer, director or employee of Threewide and no commitments to lend any money or other property to any such person, other than, in each case, routine travel advances in the ordinary course of business.
          (f) To Threewide’s Knowledge, no employee is obligated under any agreement or judgment that would conflict with such employee’s obligation to use his best efforts to promote the interests of Threewide or would conflict with Threewide’s business as conducted or proposed to be conducted. To Threewide’s Knowledge, no employee of Threewide is in violation of the terms of any employment agreement or any other agreement relating to such employee’s relationship with any previous employer and no litigation is pending or threatened with regard thereto.
     3.18 Borrowings and Guarantees. Schedule 3.18 identifies all agreements and undertakings pursuant to which Threewide (i) is borrowing or is entitled to borrow any money, (ii) is lending or has committed itself to lend any money, or (iii) is a guarantor or surety with respect to the obligations of any Person. Complete and accurate copies of all such written agreements have been delivered to Purchaser.
     3.19 Bank Accounts and Powers of Attorney. Schedule 3.19 identifies all bank accounts used in connection with the operations of the Business, whether or not such accounts are held in the name of Threewide, lists the respective signatories therefor, and lists the names of all Persons holding a power of attorney from Threewide.
     3.20 Compliance with Laws. Except as set forth in Schedule 3.20, the present conduct of the Business by Threewide does not violate any law, ordinance, regulation, judgment, order, decree or rule of any court, arbitrator or governmental agency or entity in any respect material to the conduct of the Business, and there are no legal or administrative proceedings or investigations pending or, to Threewide’s Knowledge, threatened, which, if determined adversely to Threewide, could reasonably be expected to result, individually or in the aggregate, in any Material Adverse Change.
     3.21 Absence of Litigation. Except as set forth on Schedule 3.21, neither Threewide nor any officer or director of Threewide is engaged in, or has received any threat of, any litigation, arbitration, investigation or other proceeding relating to Threewide or its employee benefit plans, property, business assets, licenses, permits, Intellectual Property or goodwill, or against or affecting the transactions contemplated by this Agreement, nor, to the Knowledge of Threewide, is there any basis therefor.
     3.22 No Brokers; Transaction Expenses. Neither Threewide nor any Equityholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby. Schedule 2.9(e) sets forth all of Threewide’s Transaction Expenses.
     3.23 Insider Transactions. Schedule 3.23 hereto is a true and complete list of all material contracts now in effect between Threewide and any Equityholder and a true and complete list of all material contracts and material transactions between Threewide and any Person who now is or at any time has been an officer, director or stockholder of Threewide, other than salary and incentive compensation arrangements of a customary nature entered into in the ordinary course of business. No director or officer of Threewide and, to the Knowledge of Threewide, no Affiliate of any of them has any interest (other than ownership of securities registered under the Securities Act of 1933, as amended) in excess of $500 in (a) any equipment or other property, real or personal, tangible or intangible, including, but without limitation, any item of Intellectual Property, used in connection with or pertaining to the Business, or (b) any creditor, supplier, customer, manufacturer, agent, representative or distributor of products of Threewide.
     3.24 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information delivered to Purchaser by Threewide or any of its representatives are and will be true and correct copies as of the date of delivery thereof. No representations or warranties made by Threewide in this Agreement nor any document, written information statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by Threewide, or its representatives, to Purchaser pursuant hereto or in connection with the transactions contemplated hereby, taken as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.
4. REPRESENTATIONS AND WARRANTIES BY PURCHASER
     Purchaser represents and warrants to Threewide as follows:
     4.1 Organization. Purchaser is a Delaware corporation, duly organized, legally existing and in good standing under the laws of the State of Delaware and has full power, ability and authority to conduct its business as it is now conducted, to enter into this Agreement and to carry out the other transactions and agreements contemplated hereby.
     4.2 Due Authorization. The execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser, fully enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of Purchaser’s charter, bylaws, operating agreement or other governing instruments, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Purchaser; or (ii) result in any breach of or default under any material mortgage, contract, agreement, indenture, trust, written agreement or other instrument which is either binding upon or enforceable against Purchaser.
     4.3 Litigation. There are no actions, suits, proceedings or investigations, either at law or in equity, or before any Governmental Entity in any United States or foreign jurisdiction, of any kind now pending or, to the best of the Purchaser’s knowledge, threatened against the Purchaser that (i) question the validity of this Agreement or (ii) seek to delay, prohibit or restrict in any manner any action taken or to be taken by that Purchaser under this Agreement.
     4.4 Brokers. All negotiations relative to this Agreement and the transactions contemplated by it have been carried on by the Purchaser directly with Threewide and without the intervention of any other Person and in a manner as not to give rise to any valid claim against any of the parties for any finder’s fee, brokerage commission or like payment.
     4.5 No Untrue Statements. No statement by Purchaser contained in this Agreement and no written statement contained in any certificate, schedule or other document required to be furnished by Purchaser to Threewide pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements not misleading.
     4.6 Merger Sub. The representations set forth in Sections 4.1-4.5 and true and correct with respect to Merger Sub as if “Merger Sub” were substituted for “Purchaser” each place it appears.
5. COVENANTS
     5.1 Further Cooperation. In case at any time after the Closing Date any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6 below).
     5.2 Employees. Subject to the requirements, if any, of applicable law and obtaining approvals, if any, of Governmental Entities, prior to the Closing Date, Threewide shall take all actions necessary to provide for the cancellation or termination, effective immediately prior to the Closing, of any Threewide 401(k) or profit sharing plan. Effective as of the Closing Date, Buyer shall offer to all employees of Threewide as of the Closing Date (“Continuing Employees”) compensation and benefits that are substantially comparable to the compensation and benefits they were receiving from Threewide immediately prior to the Closing Date. Comparable benefits shall be offered to Continuing Employees either through the Buyer’s continuing to maintain the existing Threewide Employee Welfare Benefit Plans or through immediate participation in Employee Welfare Benefit Plans maintained by Purchaser for its similarly-situated employees. Continuing Employees shall be eligible to participate in any Employee Pension Benefit Plan that Purchaser maintains for its similarly-situated employees effective no later than the first day of the first full month immediately following the Closing Date.
     5.3 Stockholder Consent and Appraisal Rights. Threewide agrees to carry out the provisions of Sections 2.5 and 2.7 hereof and to comply with Threewide’s certificate of incorporation, bylaws and the applicable provisions of the DGCL (including Section 262 of the DGCL).
     5.4 Conduct of Business Prior to Closing. Threewide agrees that, from the date hereof until the Closing, the business of Threewide shall be conducted in the ordinary course of business consistent with past practice.
6. SURVIVAL, INDEMNIFICATION
     6.1 Survival. All representations, warranties and covenants made and given in this Agreement (including any exhibit hereto), including those contained in any Schedule or any certificate delivered on the Closing Date by any party shall be deemed to have been relied on in spite of any investigation that has been or will be made or omitted by any party to this Agreement and shall survive for 2 years following the Closing Date.

     6.2 Indemnification.
          (a) To the limited extent set forth in this Section 6.2, the Equityholders shall indemnify, defend and save Purchaser and its Affiliates (including Threewide from and after the Closing) and the stockholders, directors, officers, employees, and agents of Purchaser and its Affiliates (including Threewide from and after the Closing) and the successors and assigns of the foregoing (collectively, the “Purchaser Indemnified Parties”) harmless from any actions, claims, losses, damages, demands or expense (including without limitation all court costs and reasonable attorney’s fees on account thereof) suffered or incurred by any of them proximately caused by (i) any inaccuracy in, nonperformance of, or breach of any representation, warranty, covenant, obligation or other undertaking made by Threewide set forth in this Agreement (including any exhibit hereto) and (ii) any Appraisal Rights.
          (b) No indemnification shall be payable to the Purchaser Indemnified Parties under this Section 6.2 until and after the Purchaser Indemnified Parties’ losses aggregate $25,000 (the “Basket”); provided, however, that in the event that such losses exceed the amount of the Basket, then indemnification shall be made by the Equityholders for the full amount of such losses, including the initial $25,000; provided, further, that the Basket shall not apply to (i) any actions, claims, losses, damages, demands or expense (including without limitation all court costs and reasonable attorney’s fees on account thereof) suffered or incurred by the Purchaser Indemnified Parties proximately caused by any inaccuracy in, nonperformance of, or breach of any representation or warranty set forth in Section 3.1 (Capitalization) or in sub-sections (a), (c), or (d) of Section 3.4 (Authority, Approval and Enforceability), (ii) the indemnification obligations pursuant to Section 6.2(a)(ii), or (iii) the indemnification obligations pursuant to Section 6.2(d). Purchaser shall notify the Equityholders’ Representative promptly of any written actions, claims or demands against any Purchaser Indemnified Parties of which the Equityholders are responsible hereunder, specifying the basis and amount thereof in reasonable detail.
          (c) Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Equityholders’ combined aggregate liability for indemnification under Section 6.2(a) hereof shall not exceed the amount then held in the Escrow Account (the “Cap”) and no claim shall be made directly against any Equityholder; provided, however, that the Cap shall not apply to any actions, claims, losses, damages, demands or expenses as a result of breaches or other inaccuracies in the Letters of Transmittal and the Purchaser Indemnified Parties may make direct claims against Equityholders for such breaches or other inaccuracies.
          (d) The Equityholders shall indemnify, defend and save the Purchaser Indemnified Parties harmless from any Transaction Expenses of Threewide exceeding the Expenses Cap, including any actions, claims, losses, damages, demands or expense (including without limitation all court costs and reasonable attorney’s fees on account thereof) related thereto.
          (e) Purchaser shall indemnify, defend and save Threewide and the Equityholders harmless from any actions, claims, losses, damages, demands or expense (including without limitation all court costs and reasonable attorney’s fees on account thereof) suffered or incurred by Threewide or the Equityholders, or their successors and assigns, proximately caused by any breach of any representation, warranty, covenant or other undertaking made by the Purchaser in this Agreement (including any exhibit hereto). Threewide and/or the Equityholders’ Representative shall notify the Purchaser promptly of any written actions, claims or demands against Threewide or the Equityholders of which the Purchaser is responsible hereunder specifying the basis and amount thereof in reasonable detail.
     6.3 Indemnification Procedures.
          (a) Promptly after any Party or other Person entitled to indemnification under this Section 6 (each, an “Indemnified Party”) determines that a claim for indemnification might exist, including notice of any claim by a third party described in Section 6.3(c), the Indemnified Party shall promptly deliver a certificate (a “Certificate”) to the Indemnifying Party. The Person or Persons who are required to indemnify such Indemnified Party under this Section 6 shall be referred to herein as the “Indemnifying Party.” Such Certificate shall:
               i. state that the Indemnified Party may have incurred, or reasonably anticipates that it will incur, damages for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and
               ii. specify such damages in reasonable detail included in the amount so stated, the date such item was discovered, the basis for any anticipated damages and the nature of the misrepresentation, inaccuracy or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled under Section 6.2 of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, for purposes of Section 6.2(a), with respect to each representation or warranty contained in this Agreement that is qualified by knowledge, “to the Knowledge of”, materiality, “Material Adverse Effect,” or other similar words or phrases, no such qualification shall be permitted for the purpose of determining the amount of any actions, claims, losses, damages, demands or expenses that are the subject of indemnification hereunder, and all such actions, claims, losses, damages, demands and expenses shall be calculated without regard to any such qualification.
          (b) In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within 30 days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the 30 day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then such dispute shall be settled by arbitration in Wilmington, Delaware, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. There shall be three arbitrators, one to be chosen by each of the Indemnified Party and Indemnifying Party directly at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each arbitrator shall be an attorney: (i)

whose primary practice area comprises mergers and acquisitions; (ii) with at least 10 years of practice experience; and (iii) who is a partner of a law firm. Each of the Indemnifying Party and the Indemnified Party shall pay the fees of the arbitrator he or it selects and of his or its own attorneys and the expenses of his or its witnesses, and all other fees and costs shall be borne equally by the Indemnifying Party and the Indemnified Party. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction and neither the Indemnifying Party nor the Indemnified Party shall object to the entry of such award.
          (c) Third Party Claims.
          i. If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 6, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing specifying the claimed basis and amount thereof in reasonable detail. Failure to so notify shall not be deemed a waiver of, or otherwise affect, the Indemnifying Party’s obligations unless the Indemnifying Party is harmed or prejudiced by such failure to notify.
          ii. The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.
          iii. Unless and until the Indemnifying Party assumes the defense of the Third-Party Claim as provided in above, however, the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate. In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).
          (d) Claims specified in any Certificate to which an Indemnifying Party shall not object in writing within 30 days of receipt of such Certificate or that have been resolved pursuant to Section 6.3(c) are hereinafter referred to as “Agreed Claims”. Within 30 days after the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated in writing by the Indemnified Party not less than five days prior to such payment, provided that any Agreed Claim to be paid by the Equityholders shall be payable solely through the Escrow Account.

7. CONDITIONS TO CLOSING; FAILURE TO CLOSE.
     7.1 Conditions to Purchaser’s Obligations at Closing. All of the obligations of the Purchaser under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by Purchaser:
          (a) Representations and Warranties. The representations and warranties of Threewide contained herein shall be true and correct in all material respects (without giving effect to the knowledge or materiality qualifiers contained therein) on and as of the Closing Date with the same effect as if made on and as of the Closing Date and Purchaser shall have received a copy of the Disclosure Schedules updated through and dated as of the Closing Date.
          (b) Performance. Threewide shall have performed or fulfilled in all material respects all agreements, obligations and conditions contained herein and shall have obtained all consents, waivers and approvals set forth on Schedule 7.1(b), including those necessary to consummate the transactions contemplated hereby, including the Stockholder Consent executed by the Requisite Stockholders.
          (c) Material Adverse Change. There shall have been no Material Adverse Change.
          (d) Certificate. Purchaser shall have received at the Closing a certificate, dated as of the Closing and executed by Threewide’s President, to the effect that the conditions set forth in Sections 7.1(a) – (c) have been satisfied.
          (e) Related Documents. Each of the following agreements shall have been duly executed and delivered by the parties thereto (other than the Purchaser and Merger Sub): (i) the Certificate of Merger; (ii) the Escrow Agreement; and (iii) the Option Termination Agreements.
          (f) Resignation Letters. Threewide shall have delivered to the Purchaser the resignation letters of all members of the board of directors of Threewide and/or any officer of Threewide as the Purchaser shall have requested at or prior to the Closing.
          (g) No Order. No action, suit, proceeding or investigation shall have been adopted or promulgated and no Governmental Entity shall have issued any order that is in effect, which has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
          (h) Legal Opinion. Purchaser shall have received an executed copy of a favorable written opinion of Thorp Reed & Armstrong, LLP, counsel for Threewide, in form and substance reasonably satisfactory to Purchaser.

     7.2 Conditions to Threewide’s Obligations at Closing. The obligations of Threewide under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by Threewide:
          (a) Representations and Warranties. The representations and warranties of the Purchaser contained herein shall be true and correct in all material respects (without giving effect to the knowledge or materiality qualifiers contained therein) on and as of the Closing Date with the same effect as if made on and as of the Closing Date.
          (b) Performance. The Purchaser shall have performed or fulfilled in all material respects all agreements, obligations and conditions contained herein and shall have obtained all consents, waivers and approvals set forth on Schedule 7.2(b), including those necessary to consummate the transactions contemplated hereby, including the Stockholder Consent executed by the Requisite Stockholders.
          (c) Aggregate Merger Consideration. At the Closing, Purchaser shall deliver the Merger Consideration in accordance with Section 2.9(a) via wire transfer in immediately available funds, and the Escrow Agent shall confirm receipt via wire transfer in immediately available funds of the Escrow Amount.
          (d) Related Documents. Each of the following agreements (such agreements, together with this Agreement, the “Related Documents”) shall have been duly executed and delivered by the parties thereto (other than Threewide): (i) the Certificate of Merger; (ii) the Escrow Agreement; and (iii) the Option Termination Agreements.
     7.3 Failure to Perform by Threewide. If the conditions to Closing set forth in Section 7.2 shall be met but Threewide refuses to consummate the Merger, then Purchaser shall have the option to either (a) obtain specific performance of Threewide to consummate the Merger, upon which Threewide hereby consents to agree to so perform; or (b) recover from Threewide, as liquidated damages, the sum of $2,000,000, which amount represents a good-faith estimate of the amount of damages that will likely be sustained by Purchaser as the result of a breach of this Agreement by Threewide, it being impracticable or extremely difficult to fix the actual damages.
8. TERMINATION AND EQUITYHOLDERS REPRESENTATIVE
     8.1 Events of Termination. This Agreement may be terminated: (i) at any time by mutual written agreement of the Parties; (ii) in whole and not in part by the Purchaser by written notice to Threewide if the conditions set forth in Section 7.1 hereof shall not have been complied with or performed on or prior to September 30, 2010 (or such later date as the Parties may have agreed to in writing) in any material respect and the Purchaser shall not have materially breached any of its representations, warranties, covenants or agreements contained herein; (iii) in whole and not in part by Threewide by written notice from Threewide to the Purchaser if the conditions set forth in Section 7.2 hereof shall not have been complied with or performed on or prior to September 30, 2010 (or such later date as the Parties may have agreed to in writing) in any material respect and Threewide shall not have materially breached any of its representations, warranties, covenants or agreements contained herein; or (iv) by any Party, by written notice to the other Parties, if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.
     8.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 8.1, all further obligations of the Parties hereto under this Agreement (other than pursuant to Sections 7.3(b), 9.1 through 9.14, which shall continue in full force and effect) shall terminate without further liability or obligation of any Party to any other Party hereunder; provided, however, that no Party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason or failure of such Party to have performed its obligations hereunder. In addition, in the event of a termination of this Agreement, Purchaser shall keep confidential any information obtained from Threewide concerning its properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and, at the request of Threewide shall return to Threewide all copies of any schedules, statements, documents or other written information obtained in connection therewith. Without limiting the generality of the foregoing, the terms of the Mutual Confidentiality and Non-Disclosure Agreement dated January 19, 2010 between Move, Inc. and Threewide Corporation relating to obligations with respect to confidential information and nonsolicitation are hereby incorporated by reference and, notwithstanding the termination of this Agreement, such terms shall continue in full force and effect until the earlier of the Closing and the date that such Mutual Confidentiality and Non-Disclosure Agreement is terminated pursuant to its terms.
     8.3 Equityholders’ Representative.
          (a) The Equityholders’ Representative is hereby designated to act following the Closing with respect to any and all issues arising under this Agreement and, to the extent set forth herein, the Equityholders’ Representative shall take, and is hereby authorized to take, any and all actions that he believes are necessary or appropriate under this Agreement as permitted above, as fully as if the Equityholders were acting on their own behalf and with the same force and effect, including, without limitation, by:
          i. Consenting to, compromising or settling any and all claims arising under this Agreement;
          ii. Conducting negotiations with the Purchaser and its representatives regarding such claims;
          iii. Performing all of his obligations under this Agreement;
          iv. Waiving, modifying, amending or supplementing provisions of this Agreement and the obligations of the Purchaser hereunder;
          v. Taking any and all other actions specified in or contemplated by this Agreement; and
          vi. Engaging counsel, accountants or other representatives in connection with the foregoing matters. The Purchaser shall have the right to rely upon all actions taken or omitted to be taken by either one of the individuals acting as the Equityholders’ Representative in respect of this Agreement and the transactions contemplated hereby, all of which actions or omissions shall be legally binding upon the Equityholders, and the Purchaser shall not be liable for any action taken or not taken in good faith reliance on a communication or other instruction from the Equityholders’ Representative.
          (b) Under no circumstances shall the Equityholders’ Representative have any liability to any Equityholder for any act or omission to act of the Equityholders’ Representative in such capacity, unless the party asserting such liability is able to prove that the Equityholders’ Representative was guilty of gross negligence or willful misconduct. The Equityholders’ Representative shall be entitled to payment of or reimbursement for any and all costs and expenses incurred in connection with, arising out of, resulting from or incident to any act or omission to act of the Equityholders’ Representative in his capacity as such, except to the extent caused by the gross negligence or willful misconduct of the Equityholders’ Representative. Such costs and expenses shall be paid solely out of the Expense Holdback as contemplated herein.
          (c) If at any time the Equityholders’ Representative or his successor is unwilling or unable to serve as the Equityholders’ Representative, a new Equityholders’ Representative shall be promptly designated. The new Equityholders’ Representative shall be designated by the approval of Stockholders who collectively held at least a majority of Threewide’s Series C Preferred Stock outstanding immediately prior to the Closing.
9. GENERAL PROVISIONS
     9.1 No Waivers. None of the Parties shall be deemed to waive any of its rights, powers or remedies hereunder unless such waiver is in writing and signed by said Party. No delay or omission by any Party in exercising any of said rights, powers or remedies shall operate as a waiver thereof, nor shall a waiver signed by any Party of any breach of the covenants, conditions or agreements binding on the other Parties on one occasion be construed as a waiver or consent to such breach on any future occasion or a waiver of any other covenant, condition, or agreement herein contained.
     9.2 Expenses. Purchaser and Merger Sub shall bear their Transaction Expenses, and the Transaction Expenses of Threewide set forth on Schedule 2.9(e) shall increase the Merger Consideration as provided in Section 2.3(a)(iii). The Equityholders shall bear the Transaction Expenses of Threewide exceeding the Expenses Cap in accordance with Section 6.2(d).
     9.3 Publicity. Each Party shall obtain the written consent of the other Parties prior to any publication, presentation, public announcement or press release concerning the relationship between the Parties or the existence or terms of this Agreement, except as may otherwise be required by law. In addition, the Parties agree not to make any disparaging or derogatory comments regarding the other Parties to any third party.
     9.4 Assignment. No Party may assign any portion of this Agreement, voluntarily or involuntarily, including without limitation by operation of law, without the prior written consent of the other Parties. Any attempt to otherwise assign this Agreement shall be null and void.

Notwithstanding the foregoing, Purchaser shall be permitted to assign this Agreement, including without limitation by operation of law, to any Affiliate of Purchaser and any of Purchaser’s or its Affiliate’s lenders without the prior written consent of any other Party. No Person not a Party hereto, other than the Equityholders, shall have any interest herein or be deemed a third party beneficiary hereof, and nothing contained herein shall be construed to create any rights enforceable by any other Person or third party; provided, however, that Purchaser or its Affiliates may pledge or collaterally assign this Agreement and its or their rights hereunder to any of Purchaser’s or its Affiliate’s lenders.
     9.5 Partnership. Nothing herein contained shall be construed as creating a partnership or joint venture by or between the Parties.
     9.6 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
     9.7 Severability. Any provision of this Agreement held or determined by a court (or other legal authority) of competent jurisdiction to be illegal, invalid, or unenforceable in any jurisdiction shall be deemed separate, distinct and independent, and shall be ineffective to the extent of such holding or determination without (i) invalidating the remaining provisions of this Agreement in that jurisdiction or (ii) affecting the legality, validity or enforceability of such provision in any other jurisdiction.
     9.8 Captions Headings. Captions and paragraph headings used in this Agreement are for convenience only and shall not be used to interpret any provision hereof.
     9.9 Entire Agreement. This Agreement, together with the Exhibits and Disclosure Schedules, which documents are incorporated herein by reference, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and is intended as the parties’ final expression and complete and exclusive statement of the terms thereof, superseding all prior or contemporaneous agreements, representations, promises and understandings, whether written or oral, between the Parties, and may be amended or modified only by an instrument in writing signed by all Parties.
     9.10 Notices. Any notice required or permitted to be given hereunder shall be (a) in writing, (b) effective on the first business day following the date of receipt, and (c) delivered by one of the following means: (i) by personal delivery; (ii) by prepaid, overnight package delivery or courier service; or (iii) by the United States Postal Service, first class, certified mail, return receipt requested, postage prepaid. All notices given under this Agreement shall be addressed:
     in the case of the Equityholders’ Representative, to:
William Rice
1411 Connell Road
Charleston, WV 25314 and
J. Rudy Henley
Mountaineer Capital LLC
107 Capitol Street

Suite 300
Charleston, WV 25301
with a copy to:
John C. Rodney, Esq.
Thorp Reed & Armstrong, LLP
One Oxford Centre
301 Grant Street
Pittsburgh, Pennsylvania 15219-1425
     in the case of Threewide, to:
Threewide Corporation
709 Beechurst Avenue, Suite 1B
Morgantown, West Virginia 26505
Attention:       Luke Glass
with a copy to:
John C. Rodney, Esq.
Thorp Reed & Armstrong, LLP
One Oxford Centre
301 Grant Street
Pittsburgh, Pennsylvania 15219-1425
     All notices given under this Agreement shall be addressed, in the case of Purchaser or Merger Sub, as follows:
Move Sales, Inc.
c/o Move, Inc.
Attn: General Counsel
30700 Russell Ranch Road
Westlake Village, California 91362
or to such other addresses of which the Parties have been advised in writing by any of the above-described means. Personal delivery to a Party or to any officer, partner, agent, or employee of such Party at its address herein shall constitute receipt. The following shall also constitute receipt: (i) a Party’s rejection or other refusal to accept notice, and (ii) the inability to deliver to a Party because of a changed address of which no notice has been received by the other Party. Notwithstanding the foregoing, no notice of change of address shall be effective until 10 days after the date of receipt thereof. This Section shall not be construed in any way to affect or impair any waiver of notice or demand herein provided.
     9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any principles of conflicts of law. With respect to any litigation arising out of or relating to this Agreement, the

Parties agree that it shall be exclusively filed in and heard by the state or federal courts with jurisdiction to hear such suits located in the State of Delaware, and each Party hereby submits to the exclusive jurisdiction of such courts.
     9.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party hereto shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such facsimile copies shall constitute enforceable original documents.
     9.13 Specific Performance. Without limiting or waiving in any respect any rights or remedies of Purchaser now or hereinafter existing at law or equity or by statute, Purchaser shall be entitled to seek specific performance of the obligations to be performed by the other Parties in accordance with the provisions of this Agreement.
     9.14 Professional Fees. In the event of any litigation involving this Agreement or any of the ancillary documents, the prevailing Party in such litigation shall be entitled to recover reasonable attorney fees and costs in addition to any other remedy to which it is entitled.
[SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, each Party has executed or caused its duly authorized officer to execute this Agreement the day and year first above written.

PURCHASER: Move Sales, Inc.
By:	/s/ Errol Samuelson
	Name:	Errol Samuelson
Its: Chief Revenue Officer

THREEWIDE: Threewide Corporation
By:	/s/ Luke Glass
	Name:	Luke Glass
Its: President

MERGER SUB: MSI TC Merger Sub, Inc.
By:	/s/ Errol Samuelson
	Name:	Errol Samuelson
Its: Chief Revenue Officer

EQUITYHOLDERS’ REPRESENTATIVE:
/s/ William Rice
William Rice

/s/ J. Rudy Henley
J. Rudy Henley
[Signatures Continue on Following Page]

The undersigned executes this Agreement for the purpose of guaranteeing the obligations of Move Sales, Inc. hereunder.

Move, Inc.
By:	/s/ Errol Samuelson
	Name:	Errol Samuelson
Its: Chief Revenue Officer

[Signatures Continue on Following Page]

The undersigned Requisite Stockholders execute this Agreement for the purpose of agreement to execute the Stockholder Consent immediately after the execution of this Agreement and to otherwise vote their shares of the Stock to cause the approval of the transactions contemplated hereby. The undersigned Requisite Stockholders hereby represent and warrant to Purchaser that as of the date hereof there are no outstanding voting proxies, voting trusts or voting agreements with respect to their shares of the Stock and the undersigned agree not to grant any such voting proxy or enter into any such voting trust or agreement subsequent to the date hereof.

Mountaineer Capital, L.P.
By:	/s/ Patrick A. Bond
	Name:	Patrick A. Bond
Its: General Partner

Adena Ventures, L.P.
By:	/s/ Lynn Gellermann
	Name:	Lynn Gellermann
Its: President

Select Capital Ventures I, L.P.
By:	/s/ Rocco A. Ortenzio
	Name:	Rocco A. Ortenzio
Its: Managing Member

West Virginia Jobs Investment Trust Board
By:	/s/ C. Andrew Zulauf
	Name:	C. Andrew Zulauf
Its: Ex. Director

/s/ William Rice
William Rice

/s/ William McDavid
William McDavid
[Signature Page to Agreement and Plan of Merger]

The undersigned Warrantholders execute this Agreement for the purpose of agreeing to the terms of this Agreement relating to the Warrants, including the treatment thereof, notwithstanding the terms and conditions set forth in the Warrants. Each of the undersigned Warrantholders acknowledge and agree that the Warrants held by each such Warrantholder as of the date of this Agreement are set forth opposite each such Warrantholders’ name on Exhibit E attached hereto. Each of the undersigned Warrantholders acknowledges and agrees that, notwithstanding anything to the contrary set forth in the Warrants, pursuant to the terms and conditions of this Agreement, (a) at the Closing, the Warrants shall be converted into the right to receive a portion of the Merger Consideration (less the amount of the Holdbacks) as set forth on Exhibit B hereto, (b) the Holdbacks will be applied as set forth in Section 2.4(a), and (c) once the Warrants are so converted, such Warrants shall no longer be outstanding and shall terminate in all respects. Each of the undersigned Warrantholders covenants not to exercise or transfer or assign any of the Warrants held by such Warrantholder following the date of this Agreement. Each of the undersigned Warrantholders hereby waives any right to prior notice of any events contemplated by this Agreement.

Mountaineer Capital, L.P.

By:	/s/ Patrick A. Bond		/s/ William Rice
	Name:	Patrick A. Bond	William Rice
	Its:	General Partner

Adena Ventures, L.P.			/s/ William McDavid
William McDavid
By:	/s/ Lynn Gellermann
	Name:	Lynn Gellermann
	Its:	President	/s/ Kenneth Kleeman
Kenneth Kleeman

Select Capital Ventures I, L.P.
/s/ Charles Smith
By:	: /s/ Rocco A. Ortenzio		Charles Smith
	Name:	: Rocco A. Ortenzio
	Its:	Managing Member

West Virginia Jobs Investment Trust Board

By:	/s/ C. Andrew Zulauf
	Name:	C. Andrew Zulauf
	Its:	Ex. Director
[Signature Page to Agreement and Plan of Merger]